Exhibit 99.1

TAO Synergies Acquires $10 Million of Bittensor (TAO) to Become
Largest Publicly Traded Pure Play TAO Holder

29,899 TAO tokens purchased to date

Stakes tokens in decentralized AI network for yield generation

NEW YORK, July 17, 2025 – TAO Synergies Inc. (Nasdaq: TAOX) (the “Company”), a digital asset treasury company focused on Bittensor (TAO), the premier crypto token for decentralized artificial intelligence (AI), today announced that as of July 17, 2025, it has acquired 29,899 TAO tokens for a total purchase price of $10.0 million, at an average price of approximately $334 per token. The purchases of TAO are in accordance with the Company’s digital asset treasury strategy directed toward TAO, the native token for Bittensor, a decentralized AI network that incentivizes the development of machine intelligence.

TAO Synergies is now the largest publicly traded pure play TAO holder worldwide.

“We’re pleased with how we’ve positioned our initial $10 million in TAO purchases, having established our holdings at what we believe to be an attractive entry point relative to current market levels. We will continue to purchase TAO tokens as part of our ongoing strategy,” said Executive Chairman Joshua Silverman. “Our conviction in TAO is driven by the expected continued growth and expansion of decentralized AI, which is gaining significant traction as a portion of total AI spend. We believe that decentralized AI has the potential to eventually surpass centralized AI.”

“Decentralized AI and TAO reminds me of the Internet in 1996 or Bitcoin in 2013/2014. Decentralized AI is still in early days, but accelerated growth is expected as adopters seek the strong near- and long-term benefits,” said James Altucher, digital asset treasury strategist for TAO Synergies. “Spending on decentralized AI, and TAO in particular, is rising rapidly as investors seek exposure to the next phase of AI infrastructure growth.”

Traditional AI is dominated by centralized tech giants and expensive proprietary models, while access to GPUs is becoming increasingly costly and constrained as AI systems grow more complex. In contrast, decentralized AI networks offer scalable, open participation through token-based incentive, drawing a growing share of AI investment capital.

TAO Synergies is committed to providing transparent updates on treasury holdings and yields periodically in press releases, events and 10-Q and 10-K filings with the SEC.

About TAO Synergies

TAO Synergies Inc. is the first pure-play public company focused on the convergence between cryptocurrency and artificial intelligence. The Company’s differentiated cryptocurrency treasury strategy is centered exclusively on the acquisition of TAO, the native cryptocurrency of Bittensor, a decentralized blockchain network for machine learning and AI. TAO Synergies Inc. seeks to stake TAO for revenue generation and capital appreciation, a strategy that underscores its mission to create significant value for shareholders.

Further information is available at taosynergies.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact
800-811-5591
ir@taosynergies.com